EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-196651) and related Prospectus of Receptos, Inc. dated June 17, 2014 for the registration of common stock and to the incorporation by reference therein of our report dated March 6, 2014, with respect to the consolidated financial statements of Receptos, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 17, 2014